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                                                                     Exhibit (d)

                      [Letterhead of Dewey Ballantine]




                                                               February 11, 1999


Bankers Trust Company, as Depositary
4 Albany Street
New York, New York  10006

            Re: American Depositary Shares Evidenced by American Depositary Receipts representing One-Half of One Equity Share, par value Rs. 10 per share of Infosys Technologies Limited

Dear Sirs:

        Referring to the Registration Statement on Form F-6 (the "Registration Statement") relating to the above-entitled American Depositary Receipts ("Receipts") which is being signed and filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, by you on behalf of the legal entity created by the agreement for the issuance of said Receipts, it is our opinion that the Receipts covered by said Registration Statement, when issued against the deposit of Shares, par value Rs. 10 per share of Infosys Technologies Limited which at the time of such deposit are (i) duly authorized and validly issued, fully paid and nonassessable and (ii) not subject to the registration provisions of the Securities Act of 1933, as amended, or with respect to which there has been compliance with such provisions, will be legally issued and will entitle the holders thereof to the rights specified therein. Capitalized terms used and not defined herein shall have the same meaning as in the Deposit Agreement and among the Company, the Depositary and Holders from time to time of Receipts issued thereunder.

        We hereby consent to the use of this opinion as Exhibit (d) of the above-mentioned Registration Statement.


                                       Very truly yours,


                                       /s/ Dewey Ballantine

                                       Dewey Ballantine